November 30, 2002





Securities and Exchange Commission
Washington DC  20549

Dear Sir or Madam:

On behalf of Dan McKeithan, who is a Director of Immucor, Inc. (the "Company"), we are transmitting the Statement of Changes in Beneficial Ownership on Form 4 with respect to the Company's Common Stock.

Sincerely,

/s/ Edward L. Gallup

Edward L. Gallup
President

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  Statement of Changes in Beneficial Ownership

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
      1934, Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


___ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.       Name and Address of Reporting Person

         Dan McKeithan
         8539 Via De Los Libros
         Scottsdale, AZ 85258-3508

2.       Issuer Name and Ticker or Trading Symbol

         Immucor, Inc. /BLUD

3. IRS or Social Security Number of Reporting Person (Voluntary)


4.       Statement for Month/Year

         10/31/02

5. If Amendment, Date of Original (Month/Year)

         NA

6. Relationship of Reporting Person to Issuer (check all applicable)

         X        Director
                  Officer (give title below)
                  10% Owner
                  Other (specify below)

7. Individual or Joint/Group Filing

         Form filed by One Reporting Person                   X
         Form filed by More than One Reporting Person         __


TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr.3)

         Common Stock, $ .10 par value

2. Transaction Date (Month/Day/Year)

        A. 10/31/02
        B. 10/31/02
        C. 10/31/02
        D. 10/31/02


3. Transaction Code (Instr. 8)

        A. S
        B. S
        C. S
        D. S

4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


         Amount         (A) or (D)            Price
A.       1,000              D                $22.50
B.       2,500              D                $22.62
C.         500              D                $22.65
D.       5,000              D                $22.55


5.  Amount of Securities            6.  Ownership Form:  7.  Nature of Indirect
    Beneficially Owned at                Direct (D) or     Beneficial Ownership
    End of Month                         Indirect (I)            (Instr. 4)
    (Instr. 3 and 4)                      (Instr. 4)

    44,778 (as previously reported)          N/A                     N/A
    22,388  stock split 8/26/02
   (10,000) disposed during month
  ---------
    57,166  balance owned at end of month


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)

         N/A

2. Conversion or Exercise Price of Derivative Security

         N/A

3. Transaction Date (Month/Day/Year)

         N/A

4. Transaction Code (Instr. 8)

         N/A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Options as previously reported     15,000
         (A)                        (D)
         N/A                        N/A

6. Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable           Expiration Date
         N/A                                N/A

7. Title and Amount of Underlying Securities (Instr. 3 and 4)

         Title                 Amount or Number of Shares
         NA                             NA

8. Price of Derivative Security (Instr. 5)

                  NA

9. Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)

         15,000   (as previously reported)
          7,500  stock split 8/26/02
        --------
         22,500   Total owned at end of month

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

         D

11. Nature of Indirect Beneficial Ownership (Instr. 4)

         NA

Explanation of Responses:


/s/Daniel McKeithan, by Steven C. Ramsey as Power of Attorney
-------------------------------------------------------------
Signature of Reporting Person

11/30/02
Date